Exhibit 10.15

HEALTHSOUTH CORPORATION
DIRECTORS' DEFERRED STOCK INVESTMENT PLAN

Amended and Restated as of October 16, 2012

WHEREAS, HealthSouth Corporation (“HealthSouth” or the “Company”) has previously adopted the HealthSouth Corporation Directors' Deferred Stock Investment Plan (the “Plan”), effective as of November 1, 2007 (the “Effective Date”), to enable HealthSouth to provide to its directors a convenient means of deferring compensation through the purchase of Common Stock of HealthSouth, and thereby encourage stock ownership and promote interest in HealthSouth's success, growth, and development;
WHEREAS, HealthSouth continues to recognizes the value to its Directors of a plan of deferred compensation; and
WHEREAS, the Plan allows such Directors to defer receipt of certain income through the purchase of HealthSouth Common Stock; and
WHEREAS, HealthSouth desires to make certain administrative changes through an amendment and restatement of this Plan; and
NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Plan shall be amended and restated to contain the following terms and conditions, and only the following terms and conditions.

ARTICLE I
DEFINITIONS
When used herein, the following words and phrases shall have the meanings set forth below, unless a different meaning is clearly required by the context of the Plan.
1.    Authorization for Participation shall mean the form that an individual must submit to the Secretary of the Company, in accordance with Article II, in order to participate in the Plan. Such form shall contain the individual's election to defer receipt of compensation, the percentage of deferred Director's Fees, and the Participant's beneficiaries designated to receive any benefits to which the Participant may be entitled in the event of the Participant's death.

2.    Board shall mean the Board of Directors of the Company.
3.    Change in Control shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined under Treasury Regulation Section 1.409A-3(i)(5) (as it may be amended, or such other regulation or ruling that replaces such section).
4.    Compensation Committee shall mean the Compensation Committee of the Board of Directors of the Company.
5.    Common Stock shall mean the shares of common stock, par value $.01 per share, of HealthSouth and any shares that may, at any time prior to the date on which such term is applicable, be issued in exchange for shares of such Common Stock, whether in subdivision or in combination thereof and whether as part of a classification or reclassification thereof, or otherwise.
6.    Company or Companies shall include HealthSouth and each affiliate, subsidiary, or local division thereof, and shall mean any one or more of such entities as the context requires.
7.    Deferred Account shall mean a separate bookkeeping account with respect to each Participant for the purpose of accounting for Participant deferrals and any other amounts attributable to the Participant's Deferred Account in accordance with the provisions of the Plan.
8.    Director shall mean any non-employee member of the Board.
9.    Director's Fees shall mean the total amount to be paid by HealthSouth to a Participant as retainer for services as a Director, including any fees for attending meetings of any committee of the Board, any fees for serving as chairperson of the Board or any of its committees, and any regular retainers. Director's Fees, however, shall not include any equity awards or grants to Directors under any equity incentive plan of the Company.
10.    Fractional Share Account shall mean the amount to be paid, as provided herein, for a Participant's deferred fractional share interest in Common Stock attributable to such Participant's Stock Account. The Fractional Share Account may be a sub-account of the Deferred Account.
11.    Participant shall mean a person who is participating in the Plan pursuant to the provisions of Article II and whose participation in the Plan has not terminated.
12.    Plan shall mean “ HealthSouth Corporation Directors' Deferred Stock Investment Plan,” as set forth herein, together with any amendments thereto.

13.    Plan Year shall mean the period commencing on the Effective Date of the Plan and, thereafter, commencing January 1st of each year and ending on December 31 of such year.
14.    Purchasing Agent shall mean the person, or persons, or entity appointed by HealthSouth from time to time to serve as Purchasing Agent for this Plan to assist HealthSouth with its obligations under the Plan. The Purchasing Agent shall not be an affiliate of HealthSouth.
15.    Separation from Service shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h) (as it may be amended, or such other regulation or ruling that replaces such section).
16.    Stock Account shall mean the separate account maintained with respect to each Participant for the purpose of accounting for Common Stock purchased on behalf of the Participant under the Plan. The Stock Account may be a sub-account of the Deferred Account.
17.    Trust shall mean any trust established by the Company to provide a source to hold assets related to the Plan and to pay amounts deferred under the Plan, such as a trust commonly referred to as a rabbi trust.
18.    Trustee shall mean Wilmington Trust Retirement and Institutional Services Company or such other independent third party, as selected by the Compensation Committee, that may be granted corporate trust powers under state law, such as a bank trust department or other similar party.

ARTICLE II
PARTICIPATION
Any Director as of the Effective Date of this Plan shall become eligible to participate in the Plan as of the date that the next “trading window,” as defined in the Insider Trading Policy of the Company, opens following the Effective Date of this Plan. Authorizations for Participation may be submitted only during a period in which a trading window is open. Any Authorization for Participation that is submitted at any other time shall be ineffective and will be returned to the Participant by the Company. Such person's participation in the Plan shall commence on the first day of the calendar year next following the date on which he or she has submitted an Authorization for Participation to the Secretary of the Company.
Any individual who becomes a Director subsequent to the Effective Date of this Plan shall become eligible to participate in the Plan as of the date of opening of the first trading window following his or her becoming a Director. Provided that he or she submits an Authorization for Participation within such first trading window and within 30 days after his or her eligibility commences, the Director may specify that his or her participation shall commence on the first day of the calendar quarter following the submission of such Authorization for Participation, even if such participation date is not the first day of a calendar year. If the Director submits the initial Authorization for Participation during a trading window but more 30 days after his or her eligibility commences, then his or her participation shall commence on the first day of the next calendar year.

ARTICLE III
PARTICIPANT DEFERRALS
A Participant may defer Director's Fees under the Plan in amounts equal to 25%, 50%, 75% or 100% of such Fees. A Participant's Authorization for Participation shall specify the percentage of Director's Fees that are to be deferred on behalf of such Participant (according to the basis of payment). The amount each Participant defers under the Plan shall be deducted, on a quarterly basis, from the Director's Fees such Participant would otherwise have received in cash as compensation for services to be performed after the date of the deferral election.

Participant deferrals may be initially authorized or the percentage thereof altered during any trading window preceding the first day of the calendar year for which the authorization or alteration is to become effective and only by the Participant's submission of an original or revised Authorization for Participation under the terms of this Article III. Participants may cease deferrals pursuant to Article XI.
The Trustee will keep a separate accounting for each Participant of the amount of the Participant's deferred Director's Fees by crediting the Deferred Account. Deferred amounts shall be invested by the Trustee in Common Stock, and each Participant's Stock Account shall be credited to reflect the number of shares of Common Stock and each Participant's Fractional Share Account shall be credited to reflect the fractional share interests of such Participant.

ARTICLE IV
ADMINISTRATION OF PLAN
The Compensation Committee shall be responsible for the management and administration of the Plan. The Compensation Committee has the exclusive authority to interpret and apply the Plan. The Compensation Committee's interpretation of the Plan and all decisions and determinations by the Compensation Committee relating to the Plan shall be final and binding on all parties. The Compensation Committee has the authority to delegate the day-to-day management and administrative responsibilities of the Plan to the Company's Human Resources Division. The Compensation Committee shall have all powers necessary or appropriate to enable it properly to carry out its duties in connection with the operation and administration of the Plan, including, but not limited to, the following powers and duties:

(A)	To construe and interpret the provisions of the Plan;

(B)
To amend the Plan, if the Compensation Committee determines in its reasonable judgment that such amendment is necessary or advisable to maintain compliance with Internal Revenue Code Section 409A and the regulations and guidance thereunder (as such may be amended, or such other regulation or ruling that replaces such section);

(C)	To authorize the execution on behalf of the Company of any documents required in the administration of the Plan;

(D)	To establish rules for the administration of the Plan;

(E)	To supervise the maintenance of records, including those with respect to Participant deferrals and stock purchased and distributed to Participants;

(F)
To file with the appropriate government agencies any and all reports and notifications required of the Plan and to provide all Participants and designated beneficiaries with any and all reports and notifications to which they are entitled by law; and

(G)	To perform any and all other functions reasonably necessary to administer the Plan.
The Compensation Committee may appoint a delegate to assume any one or more of the responsibilities set out above, except those set forth in subsection (B).

ARTICLE V
PURCHASING AGENT; STOCK PURCHASES
The purchase of Common Stock, as provided herein, shall be the responsibility of the Purchasing Agent, which shall not be an affiliate of any Company. At each time that Director's Fees (or any portion thereof) are paid, the Trustee shall notify the Purchasing Agent of the amount attributed to the Participants' Deferred Accounts to be invested as soon as practicable after the amounts are determined. The Purchasing Agent shall exercise reasonable care in applying said amount to the purchase of shares of Common Stock and shall apply said amount promptly after such notification and, in any event, within thirty (30) days after such notification, unless a longer period is necessary to comply with federal securities laws. Common Stock may be purchased by the Purchasing Agent on the open market, in privately negotiated transactions, or upon exercise of any conversion privileges or other options with respect to any and all Common Stock held in the Trust. Immediately upon the purchase of Common Stock, the Purchasing Agent shall notify the Trustee of the amount of funds invested in such Common Stock and the Trustee shall promptly remit said amount to the Purchasing Agent.
Except as provided in the preceding paragraph, the Purchasing Agent shall have no authority over, or responsibility for, the management of the assets of the Plan or any Trust. The Purchasing Agent shall have all powers necessary or appropriate to enable it to properly carry out its duties in connection with the purchase of Common Stock pursuant to this Plan, including, but not limited to, the following powers and duties:

(A)
To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to enable the Purchasing Agent to carry out the powers herein granted;

(B)	To employ suitable agents and counsel (who may be counsel for the Company), subject to the approval of the Trustee, and to pay the reasonable expenses and compensation of such agents and counsel; and

(C)	To exercise any conversion privileges or other options with respect to Common Stock held as a part of the Trust and to make any payments incidental thereto, subject to the approval of the Trustee.
Neither the Compensation Committee nor any Company shall have any direct or indirect control or influence over the times when, or the prices at which, the Purchasing Agent may purchase Common Stock, the amounts of such Common Stock to be purchased, the manner in which such Common Stock is to be purchased, or the selection of a broker or dealer through which purchases may be executed.
Neither the Purchasing Agent, the Compensation Committee, the Trustee, nor any Company shall have any responsibility as to the value of Company Stock acquired by the Trust and attributable to any Participant's Stock Account.

ARTICLE VI
STOCK ACCOUNTS AND FRACTIONAL SHARE ACCOUNTS
After each purchase of Common Stock for the Plan by the Purchasing Agent, the Purchasing Agent will advise the Trustee of the number of shares purchased and of the average cost per share of such Common Stock. The Trustee will then make a bookkeeping charge against each Participant's Deferred Account in the amount of the average cost of the Common Stock to be allocated to the Participant's Stock Account. The accounting for the Stock Accounts shall include full shares and any fractional share interest in a share (to four decimal places) which shall be accounted for in the Fractional Share Account.

ARTICLE VII
ASSIGNMENTS
No claim, right, or interest of any Participant under the Plan may be transferred or assigned by voluntary or involuntary act of the Participant or beneficiary hereunder, nor shall they be subject to anticipation, alienation, assignment, garnishment, attachment, receivership, execution, sale, transfer, pledge, encumbrance, or levy by creditors of the Participant or the Participant's beneficiary hereunder.

ARTICLE VIII
DIVIDENDS AND DISTRIBUTIONS
Cash dividends, if any, payable on the Common Stock attributable to a Participant's Stock Account will be accounted for in such Participant's Deferred Account for reinvestment in Common Stock. Stock dividends and stock splits payable on the Common Stock attributable to a Participant's Stock Account will be accounted for in such Participant's Stock Account.

ARTICLE IX
VOTING RIGHTS
A Participant shall have no rights to vote any stock purchased by the Purchasing Agent and held in his/her Stock Account under the Plan.

ARTICLE X
REPORTS TO PARTICIPANTS
As soon as is practicable following the end of each quarter, or more often at the direction of the Trustee, the Purchasing Agent or the Trustee will send to each Participant a written report of any transactions attributable to such Participant's Deferred Account, including the Stock Account and Fractional Share Account, and of the balance to the credit of such accounts as of the date of the report.

ARTICLE XI
WITHDRAWAL FROM PLAN
A Participant may stop deferring Director's Fees to the Plan by giving written notice of withdrawal to the Secretary of the Company. Such withdrawal will be effective on the first day of the calendar year following the date such notice is actually given to the Secretary. Such withdrawal will not affect the date of payment of any amount deferred prior to the effective date of such withdrawal. A Participant who has withdrawn may re-enter the Plan by submitting a revised Authorization for Participation to the Secretary in accordance with Article II of the Plan, provided such revised Authorization for Participation shall be effective as of the first day of the calendar year following the date the revised Authorization for Participation is actually delivered to the Secretary.

ARTICLE XII
WITHHOLDING
The Company, the Trustee, or the Purchasing Agent shall make required reporting and withholding of any applicable federal, state or local taxes with respect to benefit distributions under the Plan and shall pay such amounts to the appropriate taxing authorities. Notwithstanding the preceding, to the extent that withholding of such taxes is not required for distributions of stock under the Plan, no such withholding shall be made.

ARTICLE XIII
TIME OF PAYMENT
Except as provided in Article XVII, the payment of deferred balance under the Plan will be made within thirty (30) days after the date the Participant has a Separation from Service as a Director of HealthSouth; provided, that the Director may not designate the taxable year of the payment.

ARTICLE XIV
SEPARATION FROM SERVICE
Participation in the Plan by a Participant shall automatically terminate, without notice, upon the Participant's Separation from Service as a Director, whether such Separation from Service is by reason of resignation, replacement or death. If such Separation from Service is other than by reason of death, the former Participant shall receive, at the time specified in Article XIII, a certificate for any number of full shares attributable to said Participant's Stock Account and not previously distributed together with a check for any amount held in the Fractional Share Account and any other remaining amounts to the balance of his or her Deferred Account. If Separation from Service is by reason of death, payment will be made at the same time and in the same manner but will be made to the Participant's beneficiary or contingent beneficiary designated on such Participant's Authorization for Participation. If the Participant has not so designated a beneficiary or contingent beneficiary, or if the designated beneficiary or contingent beneficiary does not survive the Participant, payment will be made to the Participant's estate.

ARTICLE XV
MISCELLANEOUS
The provisions of this Plan shall be interpreted in accordance with, and governed by, the laws of the State of Delaware.

ARTICLE XVI
EXPENSES
HealthSouth will bear the cost of administering the Plan, including any transfer taxes incurred in transferring Common Stock held for payment under the Plan to Participants. However, expenses that an individual would normally pay upon the purchase of stock from a broker, including any broker's fees, commissions, postage or other transaction costs actually incurred, will be included in the amount charged against the Participant's Deferred Account for the purchase of the Common Stock.

ARTICLE XVII
CHANGE IN CONTROL
Upon a Change in Control, the Common Stock attributable to a Participant's Stock Account, any amounts attributable to the Participant's Deferred Account, and any amounts attributable to the Participant's Fractional Share Account shall be immediately distributed to the Participant or to his beneficiary.

ARTICLE XVIII
AMENDMENT, TERMINATION, AND SUSPENSION OF THE PLAN
HealthSouth reserves the right, by action of the Board or pursuant to Article IV hereof, to amend the Plan at any time; provided (i) that no amendment shall affect or diminish any Participant's right to the deferrals made by such Participant or contributions by the Company prior to the date of such amendment, and (ii) that no amendment shall affect a Participant's deferral election at any time before January 1 of the calendar year following the year in which such amendment is adopted.
HealthSouth reserves the right, by action of the Board, to terminate the Plan as of any December 31 on or after the date of such Board action. In the event of such termination, there will be no further Participant deferrals to the Plan. Upon termination of the Plan, the Board may further specify that accounts under the Plan shall be paid to the Participants, provided that: (i) no such payment is made before the earlier of the date that is 12 months after the date of Plan termination or the date the payment would otherwise have been made; (ii) no such payment is made later than the date that is 24 months after the date of Plan termination; and (iii) all other requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) (as it may be amended, or such other regulation or ruling that replaces such section) are met.

ARTICLE XIX
EFFECT OF ILLEGALITY OF PURCHASES OF COMMON STOCK OF HEALTHSOUTH

In the event it is determined by the Board, after obtaining the advice of legal counsel, that purchases of the Common Stock by the Trust would be prohibited under any federal or state law,

then the Compensation Committee shall direct that Participant deferrals shall be invested as necessary in such other investments as the Compensation Committee determines to be most appropriate under the circumstances, and the accounts of the Participants will be credited with investment earnings in accordance with such investments (and amounts so invested shall not be credited with the returns applicable to amounts invested in HealthSouth Common Stock). At such time as the Board determines that purchases of Common Stock may again be made legally, such alternate investments shall be liquidated and the proceeds used to purchase Common Stock, and the accounts of the affected Participants shall be credited with appropriate returns thereafter.

ARTICLE XX
NATURE OF COMPANY'S OBLIGATION
The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay benefits in the future. It is the intention of the Company that the Plan shall be unfunded for purposes of federal and state income tax and, if applicable, for purposes of the Employee Retirement Income Security Act. The Company shall not be obligated under any circumstances to fund its obligations under this Plan. If the Company does not deposit funds with the Trustee as provided under this Plan, the Trustee and the Purchasing Agent shall account for stock units, in lieu of shares of Common Stock purchased, as if such shares were purchased in accordance with Article V hereof. The Company may, however, as its sole and exclusive option, elect to fund this Plan, in whole or in part. If the Company shall elect to fund the Plan, in whole or in part, the manner of such funding, and the continuance or discontinuance of such funding shall be the sole and exclusive decision of the Company. Any payments to Participant from such a funding source shall be made from the Trust and shall fully discharge, to the extent thereof, the Company's obligations under the Plan.
Any assets which the Company may acquire or set aside to help cover its financial liabilities under the Plan are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives a Participant any beneficial ownership interest in any assets of the Company. All rights of ownership in any such assets are and remain in the Company. Participants in the Plan therefore have the status of general unsecured creditors of the Company.

ARTICLE XXI
CODE SECTION 409A

This Plan shall be administered and interpreted in accordance with the requirements under Internal Revenue Code Section 409A and the regulations and guidance thereunder. The terms used under this Plan shall specifically be interpreted to comply with such requirements.